Exhibit 99.1

Redback Networks and Nortel Networks Settle Lawsuit

San Jose, Calif., April 30, 2003. Redback Networks Inc. (Nasdaq: RBAK), a leading provider of next-generation networking equipment, and Nortel Networks [NYSE/TSX: NT] announced that they have settled their pending lawsuit on a mutually acceptable basis. In December 2001, Redback sued Nortel Networks seeking a declaratory judgment of invalidity, unenforceability and noninfringement of five Nortel Networks patents. Nortel Networks responded that the patents were valid and enforceable, and filed a counterclaim that Redback infringed the five patents.

As a result of the settlement, Nortel has agreed to dismiss the remaining patents in suit, patent numbers 4,667,324; 4,736,363; 5,608,733; 6,205,142, and the parties have entered into a patent cross-licensing agreement with each other. Additionally, Redback will pay Nortel an undisclosed fee under the cross-licensing agreement.

About Redback Networks Inc.

Redback Networks enables carriers and service providers to build profitable next-generation broadband networks. The company’s product portfolio includes the industry-leading SMS™ family of subscriber management systems, the SmartEdge™ platforms, as well as a comprehensive set of network provisioning and management software.

Founded in 1996 and headquartered in San Jose, Calif., with sales and technical support centers located worldwide, Redback Networks maintains a growing and global customer base of more than 350 carriers and service providers, including major local exchange carriers (LEC), inter-exchange carriers (IXCs), PTTs and service providers. Recent news releases and other information can be found on Redback’s web site at www.redback.com.

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REDBACK and SmartEdge are trademarks registered at the U.S. Patent & Trademark Office and in other countries. SMS is a trademark or service mark of Redback Networks Inc. All other products or services mentioned are the trademarks, servicemarks, registered trademarks or registered servicemarks of their respective owners.

Contact:

Meera Agarwal

Redback Networks

408-750-5096

meera@redback.com

Investor Relations

Redback Networks

408-750-5130

investor_relations@redback.com

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